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                                                                    EXHIBIT 21.1


                              LIST OF SUBSIDIARIES


Tendril Software, Inc.

The Object People (U.S.) Inc.

WebGain Canada Inc.

ZAT Acquisition Corporation

WebGain Cayman Ltd.

WebGain France SARL

WebGain Deutschland GmbH

WebGain China Limited (Hong Kong)

WebGain Japan KK

WebGain Singapore Pte Ltd.

WebGain Sverige AB (Sweden)

WebGain International GmbH (Switzerland)

WebGain (Nova Scotia) Company

WebGain United Kingdom

WebGain Nederland BV (Netherlands)

Bloomsbury (UK)

WebGain, Inc. (India) Liaison Office